EXHIBIT 5.1


                            May 5, 2003
15036.0100


Factory 2-U Stores, Inc.
4000 Ruffin Road
San Diego, California  92121

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), in the form in which it is to be filed by Factory 2-U Stores, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), in connection with the sale from time to time by the selling stockholders named in the Registration Statement (the "Selling Stockholders") of up to 2,590,379 shares of common stock, $.01 par value, of the Company (the "Shares"). Of the Shares, 2,515,379 were issued in connection with the Subscription Agreements dated on or around March 6, 2003 (the "Subscription Agreements") and 75,000 will be issuable upon exercise of a warrant (the "Warrant Shares") dated March 6, 2003 (the "Warrant").

          In connection with our opinion expressed below, we have examined originals or copies certified to our satisfaction of such agreements, documents, certificates and other statements of government officials and corporate officers of the Company and such other papers as we have deemed relevant and necessary as a basis for such opinion. As to certain facts material to our opinion, we have relied, to the extent that we deem such reliance proper, upon certificates of public officials and of officers of the Company. In rendering such opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

          In connection with our opinions expressed below, we have assumed that
(i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold, (ii) the full consideration stated in the Subscription Agreements pursuant to which the issued and outstanding Shares were purchased was paid for each Share, (iii) the Warrant Shares will be issued in accordance with the terms of the Warrant and the resolutions authorizing the issuance of the Warrant, (iv) appropriate certificates evidencing the issued and outstanding Shares were executed and delivered by the Company, (v) appropriate certificates evidencing the Warrant Shares will be executed and delivered by the Company upon their issuance and (vi) compliance with all applicable securities laws.

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          Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, it is our opinion that the Shares, when sold by the respective Selling Stockholders, will be legally and validly issued, fully paid and non-assessable.

          The opinion expressed above is limited to questions arising under the Federal securities laws of the United States and the General Corporate Law of the State of Delaware.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                         Very truly yours,



                                         HUGHES HUBBARD & REED LLP